Exhibit 99.2

Interline Announces Launch of Senior Subordinated Notes Offering

JACKSONVILLE, Fla., Nov. 1, 2010 (GLOBE NEWSWIRE) -- Interline Brands, Inc., a Delaware corporation (NYSE: IBI) ("Interline"), announced today that its wholly owned subsidiary, Interline Brands, Inc., a New Jersey corporation (the "Company"), has commenced an offer of $275.0 million principal amount of senior subordinated notes due 2018. The notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and to non-U.S. persons in accordance with Regulation S under the Securities Act. The notes will be fully and unconditionally guaranteed by Interline and its domestic subsidiaries. The Company expects to use the net proceeds from the offering, together with cash on hand, to fund the previously announced cash tender offer and consent solicitation for any and all of its outstanding 8 1/8% Senior Subordinated Notes due 2014 and to repay the indebtedness under its existing credit facility. In connection with the offering of the notes, the Company intends to enter into a new $225.0 million asset-based credit facility.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities.

The notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Safe Harbor Statements

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. Interline has tried, whenever possible, to identify these forward-looking statements using words such as "projects," "anticipates," "believes," "estimates," "expects," "plans," "intends," and similar expressions. Similarly, statements herein that describe Interline's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. The risks and uncertainties involving forward-looking statements include the risks described in Interline's Annual Report on Form 10-K for the fiscal year ended December 25, 2009 and its Quarterly Reports on Form 10-Q for the quarters ended March 26, 2010, June 25, 2010 and September 24, 2010. These statements reflect Interline's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time.

CONTACT: Interline Brands, Inc.

Lev Cela

904-421-1441